Exhibit 99

FOR IMMEDIATE RELEASE:
Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces First Quarter Earnings of $2.5 Million
And Quarterly Cash Dividend of $0.07 Per Share

•	Net income for the three months ended March 31, 2015 totaled $2.5 million, or $0.30 per diluted share, compared to $2.0 million, or $0.24 per diluted share, for the same period in 2014.

•	Gross loans outstanding, excluding loans held for sale, increased $22.8 million, or 3.2%, for the three months ended March 31, 2015 and totaled $727.8 million.

•	The allowance for loan losses remained strong and totaled 1.99% of total loans outstanding and104.1% of nonaccrual loans at March 31, 2015.

•	The Board of Directors declared a cash dividend of $0.07 per common share, payable May 21, 2015, to shareholders of record as of May 8, 2015.

SHIPPENSBURG, PA (April 22, 2015) -- Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings for the three months ended March 31, 2015. Net income was $2.5 million, compared to $2.0 million for the same period in 2014. Diluted earnings per share amounted to $0.30 for the three months ended March 31, 2015, as compared to $0.24 for the first quarter of 2014. Return on average assets and return on average equity were 0.85% and 7.70%, respectively, for the three months ended March 31, 2015, compared to 0.69% and 8.54% for the same period in 2014.

Thomas R. Quinn, Jr., President and Chief Executive Officer, stated, “Despite a challenging interest rate environment and strong competitive conditions, we were able to grow our loan portfolio $22.8 million during the first quarter of 2015, or nearly 13% on an annualized basis, demonstrating our focus in meeting the needs of the markets we serve. Our commercial and retail customers are excited that Orrstown Bank, with a strengthened balance sheet and capital position, is prepared to support their growth.”

Quinn added, “Today, the Board of Directors declared a dividend of $0.07 per common share to shareholders of record as of May 8, 2015.”

OPERATING RESULTS

Net Interest Income

Net interest income totaled $8.3 million for the three months ended March 31, 2015, a 2.4% decrease compared to the same period in 2014. Net interest margin on a fully tax-equivalent basis was 3.18% for the three months ended March 31, 2015, compared to 3.30% for same period in 2014. Despite higher average balances in loans during 2015 as compared to 2014, the impact of the flattening yield curve in which short term interest rates rose but longer term interest rates declined, negatively impacted our net interest margin. Maturing loans and securities were reinvested at lower rates; however, lowering rates on our deposits to the same extent was not feasible.

Provision for Loan Losses

The Company recorded no provision for loan losses for the three months ended March 31, 2015 and 2014. In determining the required provision for loan losses, both quantitative and qualitative factors are considered in the determination of the adequacy of the allowance for loan losses. For both periods presented, the favorable historical charge-off data combined with relatively stable economic and market conditions has resulted in the determination that no additional provision for loan losses was required to offset net charge-offs, nor were additional reserves needed on impaired loans, or for loan growth experienced during the periods.

Asset quality ratios have remained strong. The allowance for loan losses of $14.5 million at March 31, 2015, represents 1.99% of total loans and 104.13% of nonperforming loans. Classified loans, defined as loans rated substandard, doubtful or loss, totaled $34.3 million at March 31, 2015, or less than 5.0% of total loans. Classified loans have increased since December 31, 2014 when they totaled $28.2 million, principally due to one commercial real estate relationship totaling in excess of $6.0 million, which has experienced a downgrade due to the recent loss of a tenant and insufficient cash flow on other projects owned by the borrower. The Company believes it is well secured, and does not currently believe the loan is impaired.

Noninterest Income

Noninterest income, excluding securities gains, totaled $3.8 million for the three months ended March 31, 2015 and 2014. Mortgage banking activities generated revenue of $520 thousand for the three months ended March 31, 2015, a $61 thousand, or 13.3%, increase over the same period in 2014. Favorable real estate and interest rate conditions led to the increase in mortgage banking revenues. Trust department and brokerage income also increased $28 thousand, or 1.7%, for the three months ended March 31, 2015, as compared to the same period in 2014. New account generation and stable market conditions led to the increase in trust department income. The Company continues to experience declines in service charges on deposits and other services charges as a result of more conservative consumer spending behavior, particularly insufficient funds charges. For the three months ended March 31, 2015, service charges on deposit accounts totaled $1.2 million, a 6.0% decrease from $1.3 million for the three months ended March 31, 2014.

Securities gains totaled $1.5 million for the three months ended March 31, 2015, compared to $597 thousand for the same period in 2014. For both periods, asset/liability management strategies and interest rate conditions resulted in gains on sales of securities, as market conditions presented opportunities to realize earnings on securities through gains, while funding loan growth.

Noninterest expenses

Noninterest expenses totaled $10.5 million for the three months ended March 31, 2015, compared to $11.0 million for the corresponding prior year period, which represents a decrease of 4.3%. The improvement in the expense base is the result of enhanced operating performance in recent quarters, improved asset quality, and a reduction in discretionary spending.

FDIC insurance premiums produced the greatest dollar and percentage decline, and totaled $246 thousand for the three months ended March 31, 2015, compared to $464 thousand for the same period in 2014, a decline of $218 thousand, or 47.0%. This decline in FDIC insurance premiums was primarily due to a decrease in the assessment rate as the Company’s risk profile continued to improve. Collection and problem loan expense decreased $63 thousand, or 39.6%, to $96 thousand for the three months ended March 31, 2015, as compared to the same period in 2014, and reflects improvement in the level of classified loans between the two periods. Similarly, professional services expense declined from $628 thousand for the three months ended March 31, 2014 to $512 thousand for the same period in 2015, as less assistance was needed from external parties.

Advertising and bank promotions expense totaled $245 thousand for the three months ended March 31, 2015, a $180 thousand, or 42.4%, decrease from $425 thousand for the same period in 2014, as the Company’s brand promotion spending was concentrated in the first quarter of 2014. Bank promotion spending in 2015 has returned to more historically consistent levels. Occupancy, furniture and equipment expense of $1.4 million for the three months ended March 31, 2015 represented a decrease of $104 thousand from $1.5 million for the same period in 2014, due principally to losses on disposal of equipment in the 2014 period of $46 thousand for assets that were retired early and lower depreciation charges.

Offsetting the favorable variances were increases in employee related costs, data processing and taxes other than income. Salaries and employee benefits increased $88 thousand, or 1.5% for the three months ended March 31, 2015 compared to the same period in 2014, and totaled $5.9 million. Data processing costs of $467 thousand for the three months ended March 31, 2015 represent an increase of $86 thousand, or 22.6%, from $381 thousand for the same period in 2014, due to higher volumes and costs associated with more sophisticated product and service offerings. Taxes other than income totaled $226 thousand for the three months ended March 31, 2015, a $68 thousand increase over the same period in 2014 as Pennsylvania’s Bank Shares tax is based on shareholders’ equity at the beginning of the year. A combination of 2014’s earnings, and unrealized gains on securities, net of tax, resulted in the increase in this equity-based tax.

Income Taxes

Income tax expense totaled $715 thousand for the three months ended March 31, 2015, for an effective tax rate of 22.5%, compared to no income tax expense for the same period in 2014.

As of December 31, 2014, the Company recaptured its entire valuation allowance on deferred tax assets which had previously been established. It was determined that with significant improvements in asset quality, strengthened capital ratios, and nine quarters of profitability, combined with improving market and economic conditions, maintaining a valuation allowance was no longer required. As a result of the reversal of the valuation allowance in the fourth quarter of 2014, income tax expense resulted in 2015, whereas no provision for income taxes was required in the first quarter of 2014.

FINANCIAL CONDITION

Assets totaled $1.2 billion at March 31, 2015 and December 31, 2014. Gross loans, excluding those held for sale, totaled $727.8 million at March 31, 2015, an increase of $22.8 million, or 3.2% (12.8% annualized), from $704.9 million at December 31, 2014. Growth was experienced primarily in the commercial real estate and residential mortgage loan segments.

Total deposits were $945.8 million at March 31, 2015, a 0.4% decrease from $949.7 million at December 31, 2014. Despite a minor decrease in deposits, transaction account balances increased by 1.4% and totaled $716.1 million at March 31, 2015, compared to $706.5 million at December 31, 2014. Loan growth was funded through sales and pay downs on securities available for sale, rather than maintaining balances in time deposits and, in particular, brokered time deposits.

Shareholders’ Equity

Shareholders’ equity totaled $131.9 million at March 31, 2015, an increase of $4.6 million, or 3.6%, from $127.3 million at December 31, 2014. This increase was primarily the result of net income of $2.5 million for the three months ended March 31, 2015, combined with a $1.9 million increase in accumulated other comprehensive income.

Effective January 1, 2015, the Basel III Capital Rules previously approved by the Board of Governors of the Federal Reserve System substantially revised the risk-based capital requirements applicable to the Company and the Bank, as compared to the U.S. risk-based capital rules which were in effect through December 31, 2014. Under the new guidelines, the Company and the Bank continue to meet all regulatory minimums required to be well capitalized.

Asset Quality

Risk assets, defined as nonaccrual loans, restructured loans, loans past due 90 days or more and still accruing, and other real estate owned totaled $16.4 million at March 31, 2015, down slightly from $16.5 million at December 31, 2014. Loans on nonaccrual status declined from $14.4 million at December 31, 2014 to $13.9 million at March 31, 2015, principally due to foreclosures that took place during the period, and resulted in a corresponding increase in other real estate owned.

The allowance for loan losses totaled $14.5 million at March 31, 2015, a decrease of $286 thousand from $14.7 million at December 31, 2014, due to net charge-offs recorded during the period, with no provision for loan losses. Despite the reduction in the allowance for loan losses balance, allowance coverage metrics remain strong, with the allowance for loan losses to total loans ratio at 1.99% at March 31, 2015, total nonperforming loans to loans of 1.91%, and the allowance for loan losses to nonaccrual loans coverage ratio at 104.1%.

Operating Highlights (Unaudited):
	Three Months Ended
	March 31,	March 31,
(Dollars in thousands, except per share data)	2015	2014

Net income	$2,462	$1,978
Diluted earnings per share	$0.30	$0.24
Dividends per share	$0.00	$0.00
Return on average assets	0.85%	0.69%
Return on average equity	7.70%	8.54%
Net interest income	$8,315	$8,516
Net interest margin	3.18%	3.30%

Balance Sheet Highlights (Unaudited):
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2015	2014	2014

Assets	$1,189,420	$1,190,443	$1,198.017
Loans, gross	727,753	704,946	673,282
Allowance for loan losses	(14,461)	(14,747)	(20,497)
Deposits	945,756	949,704	1,002,405
Shareholders' equity	131,854	127,265	96,252

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2015	2014	2014
Assets
Cash and cash equivalents	$33,038	$31,409	$30,357
Securities available for sale	349,827	376,199	431,786

Loans held for sale	5,177	3,159	2,652

Loans	727,753	704,946	673,282
Less: Allowance for loan losses	(14,461)	(14,747)	(20,497)
Net loans	713,292	690,199	655,437

Premises and equipment, net	24,325	24,800	26,431
Other assets	63,761	64,677	54,006
Total assets	$1,189,420	$1,190,443	$1,198,017

Liabilities
Deposits:
Non-interest bearing	$129,593	$116,302	$124,353
Interest bearing	816,163	833,402	878,052
Total deposits	945,756	949,704	1,002,405
Borrowings	100,006	101,554	74,539
Accrued interest and other liabilities	11,804	11,920	24,821
Total liabilities	1,057,566	1,063,178	1,101,765

Shareholders' Equity
Common stock	430	430	422
Additional paid - in capital	123,573	123,392	123,164
Retained earnings	4,349	1,887	(25,277)
Accumulated other comprehensive income	3,522	1,576	(2,037)
Treasury stock	(20)	(20)	(20)
Total shareholders' equity	131,854	127,265	96,252
Total liabilities and shareholders' equity	$1,189,420	$1,190,443	$1,198,017

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands, except per share data)	2015	2014
Interest and dividend income
Interest and fees on loans	$7,327	$7,441
Interest and dividends on investment securities	1,901	2,160
Total interest and dividend income	9,228	9,601
Interest expense
Interest on deposits	777	956
Interest on borrowings	136	129
Total interest expense	913	1,085
Net interest income	8,315	8,516
Provision for loan losses	0	0
Net interest income after provision for loan losses	8,315	8,516

Noninterest income
Service charges on deposit accounts	1,193	1,269
Trust department and brokerage income	1,684	1,656
Mortgage banking activities	520	459
Other income	442	457
Investment securities gains	1,529	597
Total noninterest income	5,368	4,438

Noninterest expenses
Salaries and employee benefits	5,900	5,812
Occupancy, furniture and equipment	1,367	1,471
Data processing	467	381
Advertising and bank promotions	245	425
FDIC insurance	246	464
Professional services	512	628
Collection and problem loan	96	159
Real estate owned expenses	25	27
Taxes, other than income	226	158
Other operating expenses	1,422	1,451
Total noninterest expenses	10,506	10,976
Income before income tax	3,177	1,978
Income tax expense	715	0
Net income	$2,462	$1,978

Per share information:
Basic earnings per share	$0.30	$0.24
Diluted earnings per share	0.30	0.24
Dividends per share	0.00	0.00
Average shares and common stock equivalents outstanding	8,134,000	8,108,000

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis (Unaudited)

	Three Months Ended
	March 31, 2015			March 31, 2014
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$29,569	$26	0.36%	$12,902	$8	0.25%
Securities	356,635	1,905	2.17	412,963	2,278	2.24
Loans	713,330	7,601	4.32	672,364	7,741	4.67
Total interest-earning assets	1,099,534	9,532	3.52	1,098,229	10,027	3.70
Other assets	81,698			60,978
Total	$1,181,232			$1,159,207
Liabilities and Shareholders' Equity
Interest bearing demand deposits	$504,387	$220	0.18	$478,369	$186	0.16
Savings deposits	87,665	34	0.16	80,399	33	0.17
Time deposits	235,049	523	0.90	310,693	737	0.96
Short term borrowings	78,370	60	0.31	50,719	33	0.26
Long term debt	16,112	76	1.91	17,928	96	2.17
Total interest bearing liabilities	921,583	913	0.40	938,108	1,085	0.47
Non-interest bearing demand deposits	118,866			116,211
Other	11,166			10,949
Total Liabilities	1,051,615			1,065,268
Shareholders' Equity	129,617			93,939
Total	$1,181,232			$1,159,207
Net interest income (FTE)/net interest spread		8,619	3.12%		8,942	3.23%
Net interest margin			3.18%			3.30%
Tax-equivalent adjustment		(304)			(426)
Net interest income		$8,315			$8,516

NOTES: Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.
For yield calculation purposes, nonaccruing loans are included in the average loan balance.

Nonperforming Assets / Risk Elements (Unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2015	2014	2014

Nonaccrual loans (cash basis)	$13,888	$14,432	$14,606
Other real estate (OREO)	1,431	932	2,612
Total nonperforming assets	15,319	15,364	17,218
Restructured loans still accruing	1,096	1,100	5,935
Loans past due 90 days or more and still accruing	0	0	497
Total risk assets	$16,415	$16,464	$23,202

Loans 30-89 days past due	$1,630	$1,612	$2,903

Asset quality ratios:
Total nonaccrual loans to loans	1.91%	2.05%	2.17%
Total nonperforming assets to assets	1.29%	1.29%	1.44%
Total nonperforming assets to total loans and OREO	2.10%	2.18%	2.55%
Total risk assets to total loans and OREO	2.25%	2.33%	3.43%
Total risk assets to total assets	1.38%	1.38%	1.94%

Allowance for loan losses to total loans	1.99%	2.09%	3.04%
Allowance for loan losses to nonaccrual loans	104.13%	102.18%	140.33%
Allowance for loan losses to nonaccrual and restructured loans still accruing	96.51%	94.95%	102.01%

Roll Forward of Allowance for Loan Losses (Unaudited)

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2015	2014

Balance at beginning of period	$14,747	$20,965
Provision for loan losses	0	0
Recoveries	49	60
Loans charged-off	(335)	(528)
Balance at end of period	$14,461	$20,497

About the Company

With nearly $1.2 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-two banking offices and two remote service facilities located in Cumberland, Franklin, Lancaster and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF. For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.

Cautionary Note Regarding Forward-looking Statements:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including, without limitation, statements related to our ability to focus on and meet the needs of the markets we serve and our ability to maintain the strength of our balance sheet and capital position and support the growth of our commercial and retail customers. Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will be able to focus on and meet the needs of the markets we serve or maintain the strength of our balance sheet and capital position and support the growth of our commercial and retail customers. Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s Form 10-K for the fiscal year ended December 31, 2014 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and in other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.
The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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